Exhibit 99




                                                           FOR IMMEDIATE RELEASE

CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES 2005 EARNINGS

ORANGEBURG, South Carolina, February 3, 2006 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,011,000 or $.22 per diluted share for the year ended December 31, 2005 compared to $3,209,000 or $.72 per diluted share for the year ended December 31, 2004, a decrease of $2,198,000.

     For the three months ended December 31, 2005 the company had a net loss of $2,482,000 or $.56 per diluted share compared to a net loss of $136,000 or $.03 per diluted share for the same period in 2004.

     Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "We are disappointed with our results in 2005. The decline in income is largely a result of credit quality issues, centered primarily in one subsidiary. Our loan loss provision expense for the year was $9.6 million, up from $5.1 million in 2004. While the final earnings results were unsatisfactory, I am pleased to report we had solid deposit and asset growth for the year. In addition, our net interest margin increased to 4.12% from 3.98% the previous year."

     Erwin continued, "In mid-2004, we became aware of certain asset quality issues at one of our subsidiaries. In response we began a process to assess asset quality at each of our subsidiaries in order to improve our risk management systems. These changes included the engagement of a new loan review firm, the hiring of a Chief Credit Officer, and the creation of a new credit administration process. The 2005 year-long process to assess our asset quality resulted in a determination that the asset quality issues were greater than we previously thought. After an extensive analysis, which included the review of 90% of our loans in the subsidiary referred to and about 40% or more in the other subsidiaries, we recorded a $6.3 million loan loss provision in the fourth quarter."

     Erwin said, "In the opinion of management, the provision expense taken in 2005 enables us to provide adequately for the losses we believe are inherent in our loan portfolio. This provision expense should enable us to reduce significantly the probability of future large provisions. Despite these poor operating results, our banks remain well-capitalized. "

     Erwin concluded, "Our board, officers and employees are firmly committed to South Carolina community banking. We have made, and are continuing to make, significant improvements in our corporate infrastructure to enable us to return to more robust profitability as quickly as possible. We believe the painful but necessary actions taken in 2005 will help provide a solid foundation from which to execute our long-term plans. We are confident that Community Bankshares and its subsidiaries are in a position to grow and prosper into the future."

     Consolidated assets for Community Bankshares totaled $556.9 million at December 31, 2005 compared to $512.4 million at December 31, 2004, an increase of $44.5 million or 8.7%. For the same periods, gross loans totaled $414 million compared to $393.7 million, an increase of $20.3 million or 5.2%. For the same periods, deposits totaled $464.2 million compared to $423.5 million, an increase of $40.7 million or 9.6%.

     Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2004 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.





                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                    for the                                              year ended Dec. 31,                quarter ended Dec. 31,
all amounts in thousands, expect per share data                        2005              2004              2005              2004
                                                                       ----              ----              ----              ----
Net interest income ......................................           $20,801           $17,843           $ 5,307            $ 4,813
Provision for loan losses ................................           $ 9,637           $ 5,102           $ 6,302            $ 2,963
Non-interest income ......................................           $ 8,003           $ 7,278           $ 1,897            $ 1,652
Non-interest expense .....................................           $17,392           $15,039           $ 4,599            $ 3,705
Income tax provision (benefit) ...........................           $   764           $ 1,771           $(1,215)           $   (67)
Net income  (loss) .......................................           $ 1,011           $ 3,209           $(2,482)           $  (136)
Basic earnings (loss) per common share
     Average shares
                                                                       4,402             4,358             4,404              4,385
     Earnings per share ..................................           $  0.23           $  0.74           $ (0.56)           $ (0.03)
Diluted earnings (loss) per common share
     Average shares
                                                                       4,502             4,472             4,404              4,385
     Earnings per share ..................................           $  0.22           $  0.72           $ (0.56)           $ (0.03)
Cash dividends per share .................................           $  0.40           $  0.40           $  0.10            $  0.10

At December 31,                                         2005              2004
                                                        ----              ----
Gross loans ................................          $413,984          $393,649
Allowance for loan losses ..................          $ 11,641          $  4,347
Total assets ...............................          $556,903          $512,377
Total deposits .............................          $464,209          $423,458
Shareholders' equity .......................          $ 48,992          $ 50,027
Common shares outstanding
                                                         4,404             4,391
Book value per share .......................          $  11.12          $  11.39